Exhibit 99.1

US $

Resolute Reports Preliminary Second Quarter 2019 Results

•	Q2 GAAP net income of $25 million / $0.27 per share
•	Adjusted EBITDA of $82 million on sales of $755 million
•	Five-year extension of ABL Credit Facility
•	Share repurchases of 1.8 million totaling $12 million to date in 2019
•	Liquidity remains strong at $590 million

MONTRÉAL, CANADA, August 1, 2019 – Resolute Forest Products Inc. (NYSE: RFP) (TSX: RFP) today reported net income for the quarter ended June 30, 2019, of $25 million, or $0.27 per diluted share, compared to $72 million, or $0.77 per diluted share, in the same period in 2018. Sales were $755 million in the quarter, a decrease of $221 million from the year-ago period. The second quarter of 2018 included sales from the Catawba (South Carolina) and Fairmont (West Virginia) facilities sold in the fourth quarter of 2018. Excluding special items, the company reported net income of $11 million, or $0.12 per diluted share, compared to $66 million, or $0.71 per diluted share, in the second quarter of 2018.

“This quarter’s results were most affected by lower pricing in all of our business segments, with the notable exception of tissue. Benefiting from higher pricing and improved productivity, our tissue segment generated marginally positive EBITDA this quarter,” said Yves Laflamme, president and chief executive officer. “Despite pricing challenges, our pulp and paper businesses continued to generate strong margins and attractive cash flows, mitigating cyclical headwinds in lumber, as our tissue business gains momentum. During the quarter, we further strengthened our balance sheet by extending our senior secured asset-based revolving credit facility for another five years. We also took advantage of recent stock price underperformance, returning $12 million of capital to our shareholders through the buyback of 1.8 million shares to date in 2019.”

Non-GAAP financial measures, such as adjustments for special items and adjusted EBITDA, are explained and reconciled below.

Operating Income Variance Against Prior Period

Consolidated

The company reported operating income of $40 million in the quarter, compared to $64 million in the first quarter. Lower selling prices across most products reduced operating income by $47 million, including a 9% drop in average transaction price in the market pulp segment, 7% in wood products, 6% in newsprint and 2% in specialty papers. This was only partially offset by a reduction in manufacturing costs ($19M), largely resulting from seasonally lower energy costs, a decrease in recovered paper prices and improved productivity.

Market Pulp

Operating income in the market pulp segment was $27 million, $15 million lower than the first quarter, entirely attributable to the 18% decrease in sales, as global pulp markets continued to soften. Shipments fell by 10%, leading to a 32,000 metric ton increase in finished goods inventory at quarter-end, while the average transaction price dropped by $69 per metric ton. On the other hand, the operating cost per unit (the “delivered cost”) decreased by $34 per metric ton, following a $24 decrease in the previous quarter, to $630 per metric ton. This reflects better operational efficiency, lower energy costs and a reduction in fiber expense, mostly due to a decline in recovered paper prices. As a result, EBITDA decreased by $33 per metric ton to $129, or $32 million, reflecting a 17% EBITDA margin.

Tissue

The tissue segment incurred an operating loss of $4 million in the quarter, an improvement of $4 million compared to the first quarter. Sales rose by another 10% this quarter, maintaining a positive trend with increases in converted product volumes and pricing for away-from-home products. Delivered cost dropped by $131 per short ton, reflecting productivity gains and lower maintenance costs. Accordingly, EBITDA was marginally positive, compared to negative $3 million in the first quarter.

Wood Products

The wood products segment reported an operating loss of $3 million in the quarter, compared to an operating income of $6 million in the first quarter, mainly due to weaker pricing. Following a rebound in the first quarter, the average transaction price dropped by $26 per thousand board feet this quarter, to $348, reflecting softer spring demand. Shipments, however, rose by 56 million board feet due to improved rail car availability and a modest increase in U.S. lumber consumption compared to the first quarter. Consequently, finished goods inventory fell to more normal levels of 122 million board feet at quarter-end. The delivered cost remained relatively unchanged, at $355 per thousand board feet. Higher shipments were not enough to outweigh the drop in pricing, and EBITDA decreased to $6 million for the quarter, compared to $14 million in the previous quarter.

Newsprint

At $17 million in the second quarter, newsprint’s operating income decreased by $11 million compared to the previous quarter. The reduced profitability is all attributable to the $37 per metric ton drop in the average transaction price, to $597. While pricing decreased across all regions, price erosion was more significant in offshore markets, which account for approximately 40% of newsprint shipments. Even with softening demand, volumes increased by 15,000 metric tons, due to more export sales. The company took temporary production downtime during the quarter to offset the slowdown in demand, reducing finished goods inventory closer to trend levels of 105,000 metric tons at quarter-end. Despite the downtime, delivered cost remained relatively unchanged at $547 per metric ton. Higher maintenance expenses, mostly planned, were largely offset by lower energy costs. Consequently, EBITDA decreased by $10 million to $25 million for the quarter, equivalent to $72 per metric ton and an EBITDA margin of 12%.

Specialty Papers

The specialty papers segment generated operating income of $15 million in the quarter, unchanged compared to the previous quarter. Pricing decreased by $15 per short ton to $753, while shipments declined slightly to 193,000 short tons. The delivered cost decreased by $19 per short ton this quarter to $676, even as wood cost in the U.S. Southeast remained elevated. Lower energy and maintenance expense compensated for lower sales, and EBITDA remained relatively unchanged at $26 million, or $134 per short ton. The EBITDA margin improved to 18%.

Consolidated Quarterly Operating Income Variance Against Year-Ago Period

The company’s operating income was $81 million lower than the second quarter of 2018. Overall pricing had a $68 million unfavorable impact, as lumber prices decreased by 32%, more than offsetting higher prices in the paper segments. The decline in operating income also reflects the increase in manufacturing costs of $31 million, mainly due to higher fiber costs and additional maintenance, as well as a decrease in sales volume of $13 million, given lower pulp and newsprint shipments. These unfavorable items were offset in part by the $15 million favorable impact of the weaker Canadian dollar and lower depreciation expense of $12 million due to divestitures and the full amortization of certain assets.

Corporate and Finance

In June, the company repurchased 0.7 million shares of its common stock, at a total cost of $5 million for the quarter. As of July 31, 2019, the shares repurchased in 2019 amounted to 1.8 million, at a cost of $12 million. There remains $12 million under the existing share repurchase program. With $72 million of cash provided by operations, $19 million of capital expenditures and $19 million of softwood lumber duty deposits, the company ended the quarter with $98 million of cash and $590 million of liquidity. Net debt to trailing 12-month adjusted EBITDA remained low, at 0.7x.

By quarter-end, the company had recorded cumulative softwood lumber duty deposits of $136 million on the balance sheet.

During the quarter, the company completed a five-year extension of its senior secured asset-based revolving credit facility (“ABL credit facility”) to 2024, with an aggregate lender commitment of $500 million. The extension provides a competitive source of liquidity for the long term.

Outlook

“Pricing for market pulp is expected to remain under pressure in the short term, given elevated global inventories. While lower price realization will weigh on our results in the third quarter, we expect to increase shipments. We continue to be positive on our pulp business, supported by favorable medium-term supply trends and growing demand. We expect to build on the marginally positive EBITDA in tissue with further sales growth and productivity gains in the third quarter. Although we are cautious in our outlook for lumber in the short term, we remain optimistic with the underlying market fundamentals. For paper, pricing headwinds, including recent protectionist measures in India, are expected to continue to affect results in the second half of the year, as the market adjusts to low operating rates. We are confident we have the right assets to compete in these conditions and defend our paper margins,” added Mr. Laflamme.

Earnings Conference Call

The company will hold a conference call to discuss the financial results at 9:00 a.m. (ET) today. The public is invited to join the call at (877) 223-4471 at least fifteen minutes before its scheduled start time. A simultaneous webcast will also be available using the link provided under “Presentations and Webcasts” in the “Investors” section of www.resolutefp.com. A replay of the webcast will be archived on the company’s website. A phone replay will also be available until August 15, 2019, by dialing (800) 585-8367, conference number 1227648.

Description of Special Items

Special items	Second quarter
(in millions)	2019	2018
Foreign currency translation loss	$6	$1
Closure costs, impairment and other related charges	—	1
Net gain on disposition of assets	—	(4)
Non-operating pension and other postretirement benefit credits	(12)	(12)
Other (income) expense, net	(5)	2
Income tax effect of special items	(3)	6

Total	$(14)	$(6)

Cautionary Statements Regarding Forward-Looking Information

Statements in this press release and the earnings conference call and webcast referred to above that are not reported financial results or other historical information of Resolute Forest Products Inc. (with its subsidiaries, “we,” “our,” “us” or the “company”) are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. They include, for example, statements included in the Outlook section of this press release and statements relating to our: efforts and initiatives to reduce costs and increase revenues and profitability; business and operating outlook; future pension obligations; assessment of market conditions; growth strategies and prospects, and the growth potential of the company and the industry in which we operate; liquidity; future cash flows, including as a result of the changes to our pension funding obligations; and strategies for achieving our goals generally. Forward-looking statements may be identified by the use of forward-looking terminology such as the words “should,” “would,” “could,” “will,” “may,” “expect,” “believe,” “anticipate,” “attempt,” “project” and other terms with similar meaning indicating possible future events or potential impact on our business or our shareholders.

The reader is cautioned not to place undue reliance on these forward-looking statements, which are not guarantees of future performance. These statements are based on management’s current assumptions, beliefs and expectations, all of which involve a number of business risks and uncertainties that could cause actual results to differ materially. The potential risks and uncertainties that could cause our actual future financial condition, results of operations, and performance to differ materially from those expressed or implied in this press release and the earnings conference call and webcast referred to above include, but are not limited to, the impact of: developments in non-print media, and the effectiveness of our responses to these developments; intense competition in the forest products industry; any inability to offer products certified to globally recognized forestry management and chain of custody standards; any inability to successfully implement our strategies to increase our earnings power; the possible failure to successfully integrate acquired businesses with ours or to realize the anticipated benefits of acquisitions, such as our entry into tissue production and sales, or divestitures or other strategic transactions or projects; uncertainty or changes in political or economic conditions in the United States, Canada or other countries in which we sell our products; global economic conditions; the highly cyclical nature of the forest products industry; any difficulties in obtaining timber or wood fiber at favorable prices, or at all; changes in the cost of purchased energy and other raw materials; physical and financial risks associated with global, regional, and local weather conditions, and climate change; any disruption in operations or increased labor costs due to labor disputes; difficulties in our employee relations or retention; disruptions to our supply chain, operations, or the delivery of our products; disruptions to our information technology systems including cybersecurity incidents; risks related to the operation and transition of legacy system applications; negative publicity, even if unjustified; currency fluctuations; any increase in the level of required contributions to our pension plans, including as a result of any increase in the amount by which they are underfunded; our ability to maintain adequate capital resources to provide for all of our substantial capital requirements; the terms of our outstanding indebtedness, which could restrict our current and future operations; losses that are not covered by insurance; any additional closure costs and long-lived asset impairment or accelerated depreciation charges; any need to record additional valuation allowances against our recorded deferred income tax assets; our exports from one country to another country becoming or remaining subject to duties, cash deposit requirements, border taxes, quotas, or other trade remedies or restrictions; countervailing and anti-dumping duties on imports to the U.S. of substantially all of our softwood lumber products produced at our Canadian sawmills; any failure to comply with laws or regulations generally; any additional environmental or health and safety liabilities; any violation of trade laws, export controls, or other laws relating to our international sales and operations; adverse outcomes of legal proceedings, claims and governmental inquiries, investigations, and other disputes in which we are involved; the actions of holders of a significant percentage of our common stock; and the potential risks and uncertainties described under the heading “Risk Factors” in Part I, Item 1A of the company’s annual report on Form 10-K for the year ended December 31, 2018.

All forward-looking statements in this press release and in the conference call and webcast referred to above are expressly qualified by the cautionary statements contained or referred to above and in the company’s other filings with the U.S. Securities and Exchange Commission and the Canadian securities regulatory authorities. The company disclaims any obligation to publicly update or revise any forward-looking information, whether as a result of new information, future events or otherwise, except as required by law.

About Resolute Forest Products

Resolute Forest Products is a global leader in the forest products industry with a diverse range of products, including market pulp, tissue, wood products, newsprint and specialty papers, which are marketed in close to 70 countries. The company owns or operates some 40 facilities, as well as power generation assets, in the United States and Canada. Resolute has third-party certified 100% of its managed woodlands to internationally recognized sustainable forest management standards. The shares of Resolute Forest Products trade under the stock symbol RFP on both the New York Stock Exchange and the Toronto Stock Exchange.

Resolute has received regional, North American and global recognition for its leadership in corporate social responsibility and sustainable development, as well as for its business practices. Visit resolutefp.com for more information.

Contacts

Investors Silvana Travaglini Treasurer and Vice President, Investor Relations 514 394-2217 ir@resolutefp.com	Media and Others Seth Kursman Vice President, Corporate Communications, Sustainability and Government Affairs 514 394-2398 seth.kursman@resolutefp.com

RESOLUTE FOREST PRODUCTS INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited, in millions of U.S. dollars, except per share amounts)

	Three months		Six months
	ended June 30,		ended June 30,
	2019	2018	2019	2018
Sales	$755	$976	$1,550	$1,850
Costs and expenses:
Cost of sales, excluding depreciation, amortization and distribution costs	536	639	1,090	1,253
Depreciation and amortization	42	54	82	107
Distribution costs	101	123	201	239
Selling, general and administrative expenses	36	42	73	85
Closure costs, impairment and other related charges	—	1	—	1
Net gain on disposition of assets	—	(4)	—	(4)

Operating income	40	121	104	169
Interest expense	(7)	(11)	(16)	(24)
Non-operating pension and other postretirement benefit credits	12	12	24	25
Other expense, net	(1)	(3)	(5)	(10)

Income before income taxes	44	119	107	160
Income tax provision	(19)	(47)	(40)	(78)

Net income including noncontrolling interests	25	72	67	82
Net income attributable to noncontrolling interests	—	—	—	—

Net income attributable to Resolute Forest Products Inc.	$25	$72	$67	$82

Net income per share attributable to Resolute Forest Products Inc. common shareholders:
Basic	$0.27	$0.79	$0.73	$0.90
Diluted	0.27	0.77	0.71	0.88

Weighted-average number of Resolute Forest Products Inc. common shares outstanding:
Basic	92.4	91.3	92.4	91.2
Diluted	93.6	93.2	93.8	93.1

RESOLUTE FOREST PRODUCTS INC.

CONSOLIDATED BALANCE SHEETS

(Unaudited, in millions of U.S. dollars)

	June 30,	December 31,
	2019	2018
Assets
Current assets:
Cash and cash equivalents	$98	$304
Accounts receivable, net:
Trade	333	347
Other	67	102
Inventories, net	530	508
Other current assets	42	43

Total current assets	1,070	1,304

Fixed assets, net	1,479	1,515
Amortizable intangible assets, net	50	50
Deferred income tax assets	869	876
Operating lease right-of-use assets	63	—
Other assets	221	190

Total assets	$3,752	$3,935

Liabilities and equity
Current liabilities:
Accounts payable and accrued liabilities	$376	$427
Current portion of long-term debt	1	223
Current portion of operating lease liabilities	8	—

Total current liabilities	385	650

Long-term debt, net of current portion	422	422
Pension and other postretirement benefit obligations	1,231	1,257
Operating lease liabilities, net of current portion	59	—
Other liabilities	55	71

Total liabilities	2,152	2,400

Commitments and contingencies
Equity:
Resolute Forest Products Inc. shareholders’ equity:
Common stock	—	—
Additional paid-in capital	3,803	3,802
Deficit	(1,131)	(1,198)
Accumulated other comprehensive loss	(948)	(950)
Treasury stock at cost (2)	(125)	(120)

Total Resolute Forest Products Inc. shareholders’ equity	1,599	1,534

Noncontrolling interests	1	1

Total equity	1,600	1,535

Total liabilities and equity	$3,752	$3,935

See Notes to the Unaudited Consolidated Financial Statement Information

RESOLUTE FOREST PRODUCTS INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited, in millions of U.S. dollars)

	Six months
	ended June 30,
	2019	2018
Cash flows from operating activities:
Net income including noncontrolling interests	$67	$82
Adjustments to reconcile net income including noncontrolling interests to net cash provided by operating activities:
Share-based compensation	3	5
Depreciation and amortization	82	107
Reversal of inventory write-downs related to closures	—	(1)
Deferred income taxes	40	75
Net pension contributions and other postretirement benefit payments	(57)	(70)
Net gain on disposition of assets	—	(4)
(Gain) loss on translation of foreign currency denominated deferred income taxes	(35)	44
Loss (gain) on translation of foreign currency denominated pension and other postretirement benefit obligations	37	(36)
Net planned major maintenance amortization (payments)	7	(3)
Changes in working capital:
Accounts receivable	38	17
Inventories	(21)	(20)
Other current assets	(3)	(1)
Accounts payable and accrued liabilities	(64)	18
Other, net	1	7

Net cash provided by operating activities	95	220

Cash flows from investing activities:
Cash invested in fixed assets	(45)	(53)
Disposition of assets	2	2
Decrease (increase) in countervailing duty cash deposits on supercalendered paper	1	(11)
Increase in countervailing and anti-dumping duty cash deposits on softwood lumber	(33)	(41)
Decrease (increase) in countervailing duty cash deposits on uncoated groundwood paper	6	(6)

Net cash used in investing activities	(69)	(109)

Cash flows from financing activities:
Net repayments under revolving credit facilities	—	(114)
Payments of debt	(225)	—
Purchases of treasury stock (2)	(5)	—
Payments of financing and credit facility fees	(2)	(1)

Cash used in financing activities	(232)	(115)

Effect of exchange rate changes on cash and cash equivalents, and restricted cash	1	(2)

Net decrease in cash and cash equivalents, and restricted cash	(205)	(6)
Cash and cash equivalents, and restricted cash:
Beginning of period	345	49

End of period	$140	$43

Cash and cash equivalents, and restricted cash at period end:
Cash and cash equivalents	$98	$6
Restricted cash (included in “Other current assets” and “Other assets”)	42	37

See Notes to the Unaudited Consolidated Financial Statement Information

RESOLUTE FOREST PRODUCTS INC.

RECONCILIATION OF OPERATING INCOME AND NET INCOME ADJUSTED FOR SPECIAL ITEMS

A reconciliation of our operating income, net income and net income per share reported before special items is presented in the tables below. See Note 1 to the Reconciliations of Non-GAAP Measures regarding our use of non-GAAP measures.

Three months ended June 30, 2019 (Unaudited, in millions of U.S. dollars, except per share amounts)	Operating income (loss)	Net income (loss)	EPS
GAAP, as reported	$40	$25	$0.27

Adjustments for special items:
Foreign exchange loss	—	6	0.06
Non-operating pension and other postretirement benefit credits	—	(12)	(0.13)
Other income, net	—	(5)	(0.05)
Income tax effect of special items	—	(3)	(0.03)

Adjusted for special items	$40	$11	$0.12

Three months ended June 30, 2018 (Unaudited, in millions of U.S. dollars, except per share amounts)	Operating income (loss)	Net income (loss)	EPS
GAAP, as reported	$121	$72	$0.77

Adjustments for special items:
Foreign exchange loss	—	1	0.01
Closure costs, impairment and other related charges	1	1	0.01
Net gain on disposition of assets	(4)	(4)	(0.04)
Non-operating pension and other postretirement benefit credits	—	(12)	(0.13)
Other expense, net	—	2	0.02
Income tax effect of special items	—	6	0.07

Adjusted for special items	$118	$66	$0.71

Six months ended June 30, 2019 (Unaudited, in millions of U.S. dollars, except per share amounts)	Operating income (loss)	Net income (loss)	EPS
GAAP, as reported	$104	$67	$0.71

Adjustments for special items:
Foreign exchange loss	—	10	0.11
Non-operating pension and other postretirement benefit credits	—	(24)	(0.26)
Other income, net	—	(5)	(0.05)
Income tax effect of special items	—	(7)	(0.07)

Adjusted for special items	$104	$41	$0.44

Six months ended June 30, 2018 (Unaudited, in millions of U.S. dollars, except per share amounts)	Operating income (loss)	Net income (loss)	EPS
GAAP, as reported	$169	$82	$0.88

Adjustments for special items:
Foreign exchange loss	—	2	0.02
Closure costs, impairment and other related charges	1	1	0.01
Reversal of inventory write-downs related to closures	(1)	(1)	(0.01)
Start-up costs	8	8	0.09
Net gain on disposition of assets	(4)	(4)	(0.05)
Non-operating pension and other postretirement benefit credits	—	(25)	(0.27)
Other expense, net	—	8	0.09
Income tax effect of special items	—	12	0.13

Adjusted for special items	$173	$83	$0.89

RESOLUTE FOREST PRODUCTS INC.

RECONCILIATION OF EBITDA AND ADJUSTED EBITDA

A reconciliation of our net income including noncontrolling interests to EBITDA and Adjusted EBITDA is presented in the tables below. See Note 1 to the Reconciliations of Non-GAAP Measures regarding our use of the non-GAAP measures EBITDA and Adjusted EBITDA.

Three months ended June 30, 2019 (Unaudited, in millions of U.S. dollars)	Market pulp	Tissue (2)	Wood products	Newsprint	Specialty papers	Corporate and other	Total
Net income (loss) including noncontrolling interests	$27	$(4)	$(3)	$17	$15	$(27)	$25
Interest expense						7	7
Income tax provision						19	19
Depreciation and amortization	5	4	9	8	11	5	42

EBITDA	$32	$—	$6	$25	$26	$4	$93
Foreign exchange loss						6	6
Non-operating pension and other postretirement benefit credits						(12)	(12)
Other income, net						(5)	(5)

Adjusted EBITDA	$32	$—	$6	$25	$26	$(7)	$82

Three months ended June 30, 2018 (Unaudited, in millions of U.S. dollars)	Market pulp	Tissue (2)	Wood products	Newsprint	Specialty papers	Corporate and other	Total
Net income (loss) including noncontrolling interests	$41	$(10)	$79	$18	$4	$(60)	$72
Interest expense						11	11
Income tax provision						47	47
Depreciation and amortization	8	5	7	17	12	5	54

EBITDA	$49	$(5)	$86	$35	$16	$3	$184
Foreign exchange loss						1	1
Closure costs, impairment and other related charges						1	1
Net gain on disposition of assets						(4)	(4)
Non-operating pension and other postretirement benefit credits						(12)	(12)
Other expense, net						2	2

Adjusted EBITDA	$49	$(5)	$86	$35	$16	$(9)	$172

Six months ended June 30, 2019 (Unaudited, in millions of U.S. dollars)	Market pulp	Tissue (2)	Wood products	Newsprint	Specialty papers	Corporate and other	Total
Net income (loss) including noncontrolling interests	$69	$(12)	$3	$45	$30	$(68)	$67
Interest expense						16	16
Income tax provision						40	40
Depreciation and amortization	10	9	17	15	21	10	82

EBITDA	$79	$(3)	$20	$60	$51	$(2)	$205
Foreign exchange loss						10	10
Non-operating pension and other postretirement benefit credits						(24)	(24)
Other income, net						(5)	(5)

Adjusted EBITDA	$79	$(3)	$20	$60	$51	$(21)	$186

Six months ended June 30, 2018 (Unaudited, in millions of U.S. dollars)	Market pulp	Tissue (2)	Wood products	Newsprint	Specialty papers	Corporate and other	Total
Net income (loss) including noncontrolling interests	$74	$(11)	$132	$14	$(3)	$(124)	$82
Interest expense						24	24
Income tax provision						78	78
Depreciation and amortization	15	6	15	33	24	14	107

EBITDA	$89	$(5)	$147	$47	$21	$(8)	$291
Foreign exchange loss						2	2
Closure costs, impairment and other related charges						1	1
Reversal of inventory write-downs related to closures						(1)	(1)
Start-up costs						8	8
Net gain on disposition of assets						(4)	(4)
Non-operating pension and other postretirement benefit credits						(25)	(25)
Other expense, net						8	8

Adjusted EBITDA	$89	$(5)	$147	$47	$21	$(19)	$280

See Notes to the Reconciliation of Non-GAAP Measures

RESOLUTE FOREST PRODUCTS INC.

Notes to the Unaudited Consolidated Financial Statement Information

1.

On May 14, 2019, we entered into an amendment to the credit agreement dated May 22, 2015, for a senior secured asset-based revolving credit facility. The amended credit agreement provides for an extension of the maturity date to May 14, 2024, with an aggregate lender commitment of $500 million at any time outstanding, subject to borrowing base availability based on specified advance rates, eligibility criteria and customary reserves.

2.

During the three and six months ended June 30, 2019, we repurchased 720,000 shares, at a cost of $5 million under our $150 million share repurchase program, which was launched in 2012. We did not repurchase any shares during the three and six months ended June 30, 2018. There remains $19 million under the program.

RESOLUTE FOREST PRODUCTS INC.

Notes to the Reconciliations of Non-GAAP Measures

1.

Operating income (loss), net income (loss) and net income (loss) per share (or “EPS”), in each case as adjusted for special items, as well as earnings before interest expense, income taxes, and depreciation and amortization (or “EBITDA”), and adjusted EBITDA, in each case by reportable segment (market pulp, tissue, wood products, newsprint and specialty papers) in accordance with the Financial Accounting Standards Board Accounting Standards Codification 290, “Segment Reporting,” are not financial measures recognized under generally accepted accounting principles (or “GAAP”).

We calculate operating income (loss), as adjusted for special items, as operating income (loss) from our Consolidated Statements of Operations, adjusted for items such as closure costs, impairment and other related charges, inventory write-downs related to closures, start-up costs, gains and losses on disposition of assets, and other charges or credits that are excluded from our segment’s performance from GAAP operating income (loss).

We calculate net income (loss), as adjusted for special items, as net income (loss) from our Consolidated Statements of Operations, adjusted for the same special items applied to operating income (loss), in addition to foreign exchange gains and losses, non-operating pension and other postretirement benefit costs and credits, other income and expense, net, and the income tax effect of special items.

EPS, as adjusted for special items, is calculated as net income (loss), as adjusted for special items, per diluted share.

EBITDA by reportable segment is calculated as net income (loss) including noncontrolling interests from the Consolidated Statements of Operations, allocated to each of our reportable segments, adjusted for depreciation and amortization. EBITDA for corporate and other is calculated as net income (loss) including noncontrolling interests from the Consolidated Statements of Operations, after the allocation to reportable segments, adjusted for interest expense, income taxes, and depreciation and amortization.

Adjusted EBITDA means EBITDA, excluding the same special items applied to net income (loss).

EBITDA margin is calculated as EBITDA divided by sales.

Net debt is calculated as total debt less cash and cash equivalents.

Liquidity is calculated as cash and cash equivalents from our Consolidated Balance Sheets, and availability under our revolving credit facilities.

We believe that using these non-GAAP measures is useful because they are consistent with the indicators management uses internally to measure the Company’s performance, and it allows the reader to more easily compare our operations and financial performance from period to period. Operating income (loss), net income (loss), and EPS, in each case as adjusted for special items, as well as EBITDA, adjusted EBITDA, and EBITDA margin are internal measures, and therefore may not be comparable to those of other companies. These non-GAAP measures should not be viewed as substitutes to financial measures determined under GAAP in our Consolidated Statements of Operations in our filings with the Securities and Exchange Commission.

2.	The operating results of our Calhoun (Tennessee) tissue operations, previously recorded under corporate and other, have been recorded in our tissue segment since April 1, 2018.